                                                                    Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                  DATED AS OF

                                FEBRUARY 8, 2005

                                  BY AND AMONG

                             DATATEC SYSTEMS, INC.,
                            DATATEC INDUSTRIES, INC.
                                      AND
                        EAGLE ACQUISITION PARTNERS, INC.
                             (AND/OR ITS DESIGNEES)

                            ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT,  dated as of February 8, 2005 is made by and among Eagle  Acquisition  Partners,  Inc.,  a Delaware  corporation,  and/or its designees  (collectively,  "PURCHASER"),  and Datatec Systems,  Inc., a Delaware
corporation,  and  Datatec  Industries,  Inc.,  a New Jersey  corporation  (each
individually   a  "SELLER"  and   collectively,   "SELLERS"),   as  debtors  and
debtors-in-possession  in jointly administered Chapter 11 cases (the "BANKRUPTCY
CASES")  pending in the  United  States  Bankruptcy  Court for the  District  of
Delaware (the "BANKRUPTCY COURT").

          WHEREAS,  Sellers are in the business of providing  rapid and accurate technology  services  to  accelerate  the  delivery  and  management  of complex information  technology (IT) solutions for technology  providers and enterprises
(the "BUSINESS"); and

          WHEREAS, on December 14, 2004 (the "FILING DATE"),  Sellers each filed voluntary  petitions with the  Bankruptcy  Court under Chapter 11 of Title 11 of the United States Code, Section 101, ET SEQ. (the "BANKRUPTCY CODE"); and

          WHEREAS,  Sellers desire to sell  substantially all of their assets to
Purchaser,  and Purchaser  desires to purchase and acquire  substantially all of the assets of Sellers  upon the terms and  subject to the  conditions  set forth herein;

          NOW,   THEREFORE,   in   consideration   of  the  foregoing,   of  the
representations,   warranties,   covenants  and  mutual  agreements  hereinafter
contained, and of other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          The terms defined in this ARTICLE I,  whenever used herein  (including without limitation the Exhibits and Schedules hereto),  shall have the following meanings for all purposes of this Agreement:

          "AFFILIATE"  of a Person  means  any other  Person  that  directly  or indirectly through one or more intermediaries  controls, is controlled by, or is under common control with such Person.

          "AGREEMENT"  means this  agreement  among the parties set forth on the first page hereof,  including,  without  limitation,  all Exhibits and Schedules hereto, as the same may be amended from time to time.

          "ALPINE" means Alpine Associates, A Limited Partnership.

          "ALPINE NOTE" means that certain  Senior  Secured Note dated  December
13, 2004 in the principal amount of $585,000 issued by Sellers to Alpine.

          "APPORTIONED  OBLIGATIONS"  has the  meaning  set forth in SECTION 5.6 hereof.

          "ASSETS" has the meaning set forth in SECTION 2.1 hereof.

          "ASSUMED  CONTRACTS"  has the  meaning  set  forth in  SECTION  2.1(f)
hereof.

          "ASSUMED LIABILITIES" has the meaning set forth in SECTION 2.3 hereof.

          "AUCTION" has the meaning set forth in SECTION 5.5(c) hereof.

          "BANKRUPTCY CASES" has the meaning given to it in the recitals hereto.

          "BANKRUPTCY CODE" has the meaning given to it in the recitals hereto.

          "BANKRUPTCY COURT" has the meaning given to it in the recitals hereto.

          "BIDDING PROCEDURES ORDER" has the meaning set forth in SECTION 5.5(c)
hereof.

          "BUSINESS" has the meaning given to it in the recitals hereto.

          "BUSINESS  DAY" means any day other than a  Saturday,  Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

          "CLOSING" means the closing of the  transactions  contemplated by this
Agreement.

          "CLOSING  DATE"  means the date on which the  conditions  set forth in
ARTICLE VI are  satisfied  or waived,  or such  other  date as the  parties  may mutually agree, upon which the Closing takes place.

          "CODE" means the Internal  Revenue Code of 1986,  as amended,  and the
Treasury Regulations promulgated thereunder.

          "CONSENT" means any consent, approval, authorization, license or order of, registration,  declaration or filing with, or notice to, or waiver from, any federal, state, local, foreign or other Governmental Entity or any other Person, including,  without  limitation,  any  security  holder  or  creditor  which  is necessary to be obtained,  made or given in  connection  with the  execution and delivery of this Agreement and/or any Operative  Document,  the performance by a
Person of its obligations  hereunder  and/or  thereunder and the consummation of the transactions contemplated hereby and/or thereby.

          "DEBT  INSTRUMENTS"  means the  secured  notes and  documents  related thereto  assigned to the  Purchaser  by IBM Credit LLC and funds  managed by the
Palladin Group L.P.

          "DEBTOR IN POSSESSION  CREDIT  AGREEMENT" has the meaning set forth in
SECTION 2.6 hereof.

          "DIP ORDER" means the final  financing  order of the Bankruptcy  Court approving the Debtor in Possession Credit Agreement.

          "DIRECTLY OR INDIRECTLY" means as an individual, partner, shareholder, member,  creditor,  director,  officer,  principal,  agent,  employee,  trustee, consultant, advisor or in any other relationship or capacity.

          "DISCLOSURE  SCHEDULE" means all of the disclosure  Schedules attached to this  Agreement  as EXHIBIT 1, and includes but is not limited to each of the
Schedules expressly referred to in ARTICLE III.

          "EMPLOYEE  BENEFIT PLAN" means any "employee benefit plan" (as defined under Section 3(3) of ERISA) or any other bonus, deferred compensation, pension, profit-sharing,  retirement,  stock purchase,  stock option, stock appreciation, other forms of incentive  compensation,  excess  benefit,  supplemental  pension insurance,  disability,  medical, supplemental unemployment,  vacation benefits, payroll practice, fringe benefit, scholarship, sickness, accident, severance, or post-retirement  compensation or benefit,  welfare or any other employee benefit plan, policy, arrangement or practice, whether written or oral.

          "ENCUMBRANCES"  means  collectively,  any and all security  interests, liens, pledges, claims, levies, charges, deeds of trust, escrows,  encumbrances, options,  rights  of first  refusal,  transfer  restrictions,  conditional  sale
contracts,   title   retention   contracts,    mortgages,   leases,   easements,
hypothecations,   indentures,   security   agreements   or   other   agreements,
arrangements, contracts, commitments,  understandings or obligations of any kind whatsoever, whether written or oral.

          "ENVIRONMENT"  means any  surface  or  subsurface  physical  medium or natural resource,  including,  air, land, soil,  surface waters,  ground waters, stream and river sediments.

          "ENVIRONMENTAL  LAWS" means any federal,  state,  local or common law, rule, regulation,  ordinance,  code, order or judgment (including the common law and any  judicial  or  administrative  interpretations,  guidances,  directives, policy  statements  or opinions)  relating to the injury to, or the pollution or protection of, human health and safety or the Environment.

          "ENVIRONMENTAL  LIABILITIES"  means  any  claims,  judgments,  damages
(including   punitive   damages),   losses,   penalties,   fines,   liabilities,
encumbrances,  liens,  violations,  costs and expenses (including attorneys' and consultants' fees) of investigation,  assessment,  remediation or defense of any matter  relating to human health,  safety or the Environment of whatever kind or nature by any Person or Governmental  Entity,  (A) that are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any Real  Property,  (ii) the  off-site  transportation,  treatment,  storage or disposal of Hazardous Substances generated by Sellers, or (iii) the violation of any Environmental Laws, or (B) that arise under the Environmental Laws.

          "ERISA" means the Employee  Retirement Income Security Act of 1974, as
amended, and the rules and regulations promulgated thereunder.

          "ERISA  AFFILIATE"  means any  entity  that  would be deemed a "single employer"  with Sellers  under  Section  414(b),  (c), (m) or (o) of the Code or
Section 4001 of ERISA.

          "EXCLUDED ASSETS" has the meaning set forth in SECTION 2.2 hereof.

          "EXCLUDED  LIABILITIES"  has the  meaning  set  forth in  SECTION  2.4 hereof.

          "FILING DATE" has the meaning given to it in the recitals hereto.

          "FINAL ORDER" has the meaning set forth in SECTION 6.1(f) hereof.

          "GAAP" means United States generally accepted  accounting  principles, applied on a consistent basis.

          "GOVERNMENTAL  ENTITY"  means any  federal,  state,  local or  foreign government,  political  subdivision,  legislature,  court,  agency,  department,
bureau,   commission  or  other  governmental  regulatory  authority,   body  or
instrumentality,    including    any   industry   or   other    non-governmental
self-regulatory organizations.

          "HAZARDOUS    SUBSTANCE"   means   petroleum,    petroleum   products,
petroleum-derived   substances,   radioactive   materials,   hazardous   wastes,
polychlorinated biphenyls, lead based paint, radon, urea formaldehyde,  asbestos or any materials containing asbestos,  and any materials or substances regulated or  defined  as  or  included  in  the  definition  of  "hazardous  substances,"
"hazardous   materials,"    "hazardous    constituents,"   "toxic   substances,"
"pollutants," "contaminants" or any similar denomination intended to classify or regulate  substances  by  reason  of  toxicity,  carcinogenicity,  ignitability, corrosivity or reactivity under any Environmental Law.

          "INSTRUMENTS  OF  ASSIGNMENT"  has the meaning  given to it in SECTION
2.7(a) hereof.

          "INSTRUMENTS  OF  ASSUMPTION"  has the  meaning  set forth in  SECTION
2.7(b) hereof.

          "IRS" means the Internal Revenue Service.

          "LAWS" has the meaning as set forth in SECTION 2.10(a) hereof.

          "MARKS" has the meaning as set forth in SECTION 3.7(a)(iv) hereof.

          "MATERIAL  ADVERSE  EFFECT"  means any set of events,  occurrences  or circumstances  since  November  1, 2004 that are  material  and  adverse  to the
Business or the Assets and which impairs materially the value of the Business or the Assets.

          "OPERATIVE DOCUMENT" means any agreement, instrument or other document to be  executed  and  delivered  in  connection  with  the  consummation  of the transactions contemplated by this Agreement.

          "PERMITS" means all licenses,  permits, orders,  consents,  approvals,
registrations,  local  siting  approvals,  authorizations,   qualifications  and
filings under any federal, state or local laws or with any Governmental Entities or other private Persons.

          "PERSON"  means  an  individual,  corporation,   partnership,  limited
liability company, firm, joint venture, association, joint stock company, trust, unincorporated  organization  or other  entity,  or any  Governmental  Entity or quasi-governmental body or regulatory authority.

          "PLAN"  means  any  Employee  Benefit  Plan  established,  maintained, sponsored,  or contributed to by Sellers or an ERISA  Affiliate on behalf of any employee,  director or shareholder (whether current, former or retired) or their beneficiaries,  or with respect to which  Sellers or any ERISA  Affiliate has or has had any obligation on behalf of such person.

          "POST-CLOSING  TAX PERIOD" shall mean (i) any Tax period beginning the day after the Closing Date and (ii) with respect to a Tax period that  commences before but ends after the Closing Date, the portion of such period beginning the day after the Closing Date.

          "PRE-CLOSING  TAX PERIOD"  shall mean (i) any Tax period  ending on or before the Closing  Date and (ii) with  respect to a Tax period  that  commences before but ends after the  Closing  Date,  the  portion of such period up to and including the Closing Date.

          "PROPERTY" (or "PROPERTIES"  when the context requires) means any Real
Property and any personal or mixed property, whether tangible or intangible.

          "PURCHASE PRICE" has the meaning set forth in SECTION 2.6 hereof.

          "REAL PROPERTY" means any real property presently owned, used, leased, occupied, managed or operated by Sellers.

          "SALE  APPROVAL  ORDER" has the  meaning  set forth in SECTION  5.5(d)
hereof.

          "SALE HEARING" has the meaning set forth in SECTION 5.5(c) hereof.

          "SALE  HEARING  DATE"  means  the date on which the  Bankruptcy  Court conducts a hearing to approve  the sale of the Assets to  Purchaser  pursuant to this Agreement.

          "SELLERS" has the meaning given to it in the recitals hereto.

          "SELLERS  INTELLECTUAL  PROPERTY  RIGHTS" has the meaning set forth in
SECTION 3.7(a) hereof.

          "SELLERS  LICENSE  RIGHTS" has the meaning set forth in SECTION 3.7(b)
hereof.

          "SELLERS'  REPRESENTATIVE"  has the meaning set forth in SECTION  8.15 hereof.

          "SELLERS RIGHTS" has the meaning set forth in SECTION 3.7(b) hereof.

          "SELLERS  SOFTWARE  PRODUCTS"  has the  meaning  set forth in  SECTION
3.7(a)(i) hereof.

          "SUBSIDIARY," or "SUBSIDIARIES" where the context requires,  means any corporation,  partnership,  limited  liability  company or other entity in which
Sellers, directly or indirectly,  own or control 50% or more of the voting stock or other ownership interests.

          "TAXES" (or "TAX" where the context  requires) shall mean all federal, state, county,  provincial,  local, foreign and other taxes (including,  without limitation,  income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts,  franchise,  ad valorem,  severance,  capital levy,  production, transfer,  withholding,  employment  and payroll  related and property taxes and other governmental  charges and assessments),  whether attributable to statutory or  nonstatutory  rules and  whether or not  measured in whole or in part by net income,  and  including,  without  limitation,  interest,  additions  to  tax or interest,  charges and penalties with respect thereto,  and expenses  associated with contesting any proposed adjustment related to any of the foregoing.

          "TRADE SECRETS" means any information which (i) is used in a business,
(ii) is not generally  known to the public or to Persons who can obtain economic value  from its  disclosure,  and (iii) is  subject  to  reasonable  efforts  to maintain its secrecy or confidentiality; the term may include but is not limited to inventions,  processes, know-how, formulas, computer software, and mask works which are not  patented  and are not  protected  by  registration  (e.g.,  under copyright or mask work laws); lists of customers,  suppliers, and employees, and data related thereto; business plans and analyses; and financial data.

          "WARN ACT" has the meaning set forth in SECTION 5.9 hereof.

                                   ARTICLE II

                      SALE AND PURCHASE OF ASSETS; CLOSING

     2.1. ASSET PURCHASE.  Upon the terms and subject to the conditions  hereof, and upon the basis of the agreements,  representations and warranties  contained in this Agreement,  on the Closing Date, Sellers shall sell,  transfer,  assign, convey and deliver to  Purchaser,  and  Purchaser  shall  purchase,  acquire and accept from Sellers,  all of Sellers' right, title and interest in and to all of the  assets,  properties  and rights of Sellers  owned or used by Sellers in the conduct of the Business,  as and to the extent existing on the Closing Date, but
excluding  the  Excluded   Assets  (such  assets,   properties  and  rights  are
hereinafter  collectively  referred to as the  "ASSETS"),  free and clear of all
Encumbrances pursuant to Sections 363(b) and (f) of the Bankruptcy Code. Subject
to, but without limitation of the foregoing, the Assets include the following as and to the extent existing on the Closing Date:

          (a) TANGIBLE PERSONAL  PROPERTY.  All tangible personal property owned by Sellers  used in the conduct of the Business  including,  but not limited to, all machinery,  equipment,  furniture,  office  equipment,  supplies,  vehicles, automobiles,  trucks, trailers,  tools, computers,  printers,  hardware,  stored materials,  works in progress,  consumables and other items of tangible personal property of every kind owned by Sellers;

          (b) REAL  PROPERTY.  All Real Property owned by Sellers and all rights and interests of Sellers under real property leases that are included within the
Assumed Contracts;

          (c) CASH. All cash and cash equivalents of Sellers;

          (d)  INTELLECTUAL  PROPERTY.  All  right,  title and  interest  to the
Sellers Rights,  other than those Sellers Rights  identified on SCHEDULES 3.7(a)
and (b) as being Excluded Assets;

          (e) ACCOUNTS  RECEIVABLE.  All of Sellers' trade  accounts,  notes and other receivables to the maximum extent permitted by law. To the extent that any account  receivable is unable to be assigned  because of any  applicable  law or regulation,  Sellers  acknowledge  and agree that the  proceeds  of any  account receivable  collected by them shall be held in trust for  Purchaser and promptly be endorsed over and remitted to Purchaser;

          (f) CONTRACTS. The contracts, leases and other agreements set forth on
SCHEDULE 2.1(f) to which certain Sellers are a party (the "ASSUMED  CONTRACTS"), provided  however,  that  SCHEDULE  2.1(f) may be amended  and  supplemented  by
Purchaser, in its sole and absolute discretion,  up to the Sale Hearing Date. In the event that  Purchaser  acquires  any  particular  contract of Sellers with a customer of Sellers,  it is understood  that any payments  theretofor made under such  contract by such  customer to Sellers  will be deducted  from the ultimate amount  payable by such customer to Purchaser  under such contract (but not with respect  to  amounts  payable  by a customer  under  other  contracts  with such customer);

          (g) INVENTORY. All raw materials, work-in-process,  finished goods and merchandise,  packaging  materials and other supplies  related  thereto that are owned or used by Sellers in the conduct of the Business;

          (h) INSURANCE. All claims of Sellers under insurance policies covering the Assets or the Business;

          (i) BANK ACCOUNTS. All rights with respect to Sellers' bank accounts;

          (j) DEPOSITS AND PREPAID EXPENSES.  All deposits  (including  customer deposits and security  deposits for rent,  electricity,  telephone or otherwise)
and  prepaid  charges  and  expenses  of Sellers  relating  to the Assets or the
Assumed Liabilities;

          (k) BOOKS AND RECORDS. All general, financial and personnel records of
Sellers relating to the Business including,  but not limited to, technical data, asset ledgers,  books of account,  inventory records,  budgets,  customer lists, sales records, supplier records, computer programs, correspondence and any other files of Sellers created or maintained in connection with the Business;

          (l) GOODWILL.  All of Sellers'  goodwill and other  intangible  assets associated with the Business, including the goodwill associated with the Sellers
Rights;

          (m) CAUSES OF ACTION.  All causes of action,  rights of  recovery  and rights of set-off arising out of the conduct of the Business;

          (n) PERMITS.  All of Sellers' right,  title and interest in and to any and all Permits,  licenses,  approvals and  authorizations by a federal,  state, local or foreign  governmental  or  non-governmental  board,  bureau,  agency or regulatory  body  pertaining  to the  conduct  of the  Business,  to the  extent transferable  or  assignable,  other than those  Permits  set forth on  SCHEDULE
2.1(n);

          (o) SUPPLIES. All supplies owned by Sellers and used in the conduct of the Business;

          (p) WARRANTIES;  REPRESENTATIONS, ETC. All of Sellers' rights under or pursuant to all  warranties,  representations  and guarantees made by suppliers, manufacturers  and  contractors  to the extent  relating  to products  sold,  or services  provided,  to the Business or to the extent  affecting any Assets,  in each case to the  extent  assignable  and  except to the  extent  related to any
Excluded Assets;

          (q) CONFIDENTIALITY RIGHTS. All rights of Sellers under non-disclosure or confidentiality,  non-compete or non-solicitation  agreements with employees, consultants or agents of Sellers or with third parties to the extent they relate to the Business or the Assets (or any portion thereof); and

          (r) CUSTOMER AND SUPPLIER  LISTS.  All customer and supplier lists and related information of Sellers, as well as all existing advertising plans of any kind,  sales  literature and related items, in accordance with federal and state laws and regulations.

          (s)  STOCK  OF   EDEPLOY.COM,   INC.  All  of  the  capital  stock  of
eDeploy.com, Inc. held by Sellers.

     2.2.  EXCLUDED  ASSETS.  Any  provision  of this  Agreement to the contrary notwithstanding, Purchaser shall not acquire, and nothing herein shall be deemed to sell, transfer,  assign or convey to Purchaser,  and Sellers shall retain all of  Sellers'  right,  title and  interest  in and to the  assets  listed in this
SECTION 2.2 (the "EXCLUDED ASSETS"):

          (a) all contracts,  leases or other  agreements other than the Assumed
Contracts;

          (b) all claims against  Purchaser  arising under or in connection with this Agreement;

          (c) claims related solely to Excluded Liabilities;

          (d) all items set forth on SCHEDULE 2.2(d) attached  hereto;  provided however,  that SCHEDULE 2.2(d) may be amended and supplemented by Purchaser,  in its sole and  absolute  discretion,  up to 10  calendar  days  prior to the Sale
Hearing Date;

          (e) all prepaid insurance premiums for Sellers' directors and officers insurance policy;

          (f)  all  intercompany  obligations,   liabilities  and  indebtedness,
including any note indebtedness,  owed to or by a Seller to or by any Affiliates of a Seller; and

          (g) all preference,  fraudulent transfer and/or other avoidance claims and  actions of any kind of Sellers,  including,  without  limitation,  any such claims and actions arising under Sections 544, 545, 547, 548 549, 550 and 551 of the Bankruptcy Code.

          (h) all claims  and  actions  (i) of any kind  against  directors  and officers of Sellers,  and (ii) against  Purchaser  that are permitted to be made under the DIP Order.

     2.3.  ASSUMED  LIABILITIES.  On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume,  effective as of the Closing Date,  and shall timely  perform and  discharge in  accordance  with their respective terms, the following liabilities of Sellers (collectively,  the
"ASSUMED LIABILITIES"):

          (a) all liabilities of Sellers under the Assumed Contracts that accrue after the Closing Date; and

          (b) all  post-petition  trade  payables  of  Sellers  incurred  in the ordinary course of Business.

     2.4. EXCLUDED  LIABILITIES.  Other than the Assumed Liabilities,  Purchaser shall not assume or be liable for any of the debts,  liabilities  or obligations of Sellers or the Business (the "EXCLUDED LIABILITIES").

     2.5. CURE AMOUNTS. At Closing and pursuant to Section 365 of the Bankruptcy
Code, Sellers shall assign to Purchaser and Purchaser shall assume from Sellers, the Assumed Contracts.  The cure amounts, as determined by the Bankruptcy Court, if any,  necessary  to cure  all  defaults,  if any,  and to pay all  actual  or pecuniary  losses  that have  resulted  from  such  defaults  under the  Assumed
Contracts,  shall be paid by  Purchaser on or before  Closing and Sellers  shall have no liability therefor.

     2.6.  CONSIDERATION.  The  aggregate  consideration  for  the  Assets  (the
"PURCHASE  PRICE") shall be EIGHT MILLION  DOLLARS  ($8,000,000)  payable in the form of a credit bid  pursuant to Section  363(k) of the  Bankruptcy  Code based upon Purchaser's  claim arising pursuant to the Debt  Instruments,  plus (i) the assumption of the Assumed Liabilities, (ii) the cure amounts associated with the
Assumed Contracts, (iii) the full repayment and satisfaction of the Alpine Note, and (iv) the full repayment and satisfaction of any outstanding borrowings under that  certain  Debtor in  Possession  Revolving  Credit  Agreement  with  Alpine providing  for  borrowings up to  $2,500,000  (the "DEBTOR IN POSSESSION  CREDIT
AGREEMENT").

     2.7. TRANSFER OF ASSETS AND ASSUMED LIABILITIES.

          (a) At  the  Closing,  Sellers  shall  effect  the  sale,  conveyance, assignment,  transfer and delivery of the Assets to Purchaser by  delivering  to
Purchaser  or  its  designees  documents  of  assignment  and  transfer  as  are reasonably  necessary to vest in  Purchaser  good and valid title to the Assets, free and clear of all Encumbrances,  except the Assumed Liabilities, in form and substance reasonably acceptable to the parties,  collectively,  the "INSTRUMENTS
OF ASSIGNMENT".

          (b) At the Closing,  Purchaser  shall deliver to Sellers  instruments, documents or  agreements  in form and  substance  reasonably  acceptable  to the parties  (collectively,  the  "INSTRUMENTS  OF  ASSUMPTION")  as are  reasonably necessary  to  evidence  Purchaser's  assumption  of and  agreement  to pay  and discharge the Assumed Liabilities.

     2.8.  POSSESSION.  Right to  possession  of the Assets  shall  transfer  to
Purchaser on the Closing Date.  Sellers shall  transfer and deliver to Purchaser on the Closing  Date such keys,  lock and safe  combinations  and other  similar items as Purchaser  shall require to obtain  immediate and full  occupation  and control of the Assets,  and shall also make  available  to Purchaser at Sellers'
then existing  locations all documents in Sellers'  possession that are required to be transferred to Purchaser by this Agreement.

     2.9.  TRANSFER TAXES.  Provided that the Sale Approval Order (as defined in
SECTION  5.5(d)  hereof)  includes  the  finding  set forth in clause  (xiii) of
SECTION 5.5(d) in accordance  with Section  1146(c) of the Bankruptcy  Code, the making or delivery of any  instrument  of transfer,  including the filing of any deed or other  document  of  transfer  to  evidence,  effectuate  or perfect the rights,  transfers  and interest  contemplated  by this  Agreement,  shall be in contemplation  of a plan or  plans  or  reorganization  to be  confirmed  in the
Bankruptcy  Cases, and such shall be free and clear of any and all transfer tax, stamp  tax or  similar  taxes.  If such  transfer,  stamp or  similar  taxes are ultimately  payable,  notwithstanding  Section 1146(c) of the Bankruptcy Code or for any other reason,  Purchaser  shall pay any and all such transfer,  stamp or similar taxes that may be payable by reason of the  transaction  contemplated in this Agreement and any and all claims, charges,  interest or penalties assessed, imposed or asserted in relation to any such taxes.

     2.10. NON-ASSIGNABLE PERMITS.

          (a) To the  extent  that any Permit  included  among the Assets is not capable of being assigned to Purchaser at the Closing without the Consent of the issuer thereof, or if such assignment or attempted assignment would constitute a breach  thereof,  or a violation  of any  applicable  federal,  state,  local or foreign law, statute,  ordinance,  rule, regulation,  order, judgment or decree, administrative  order or decree,  administrative or judicial  decision,  and any other executive or legislative proclamation ("LAWS"), neither this Agreement nor any  Instrument of Assignment  shall  constitute  an assignment  thereof,  or an attempted assignment, unless such Consent has been obtained.

          (b) In the event that any Consent  referred to in SECTION  2.10(a) has not been obtained prior to the Closing and Purchaser nevertheless  determines to
effect  the  Closing,   if  Purchaser  so  desires,   Purchaser  shall  use  its

                                       10

commercially  reasonable efforts, and Sellers shall cooperate with Purchaser, to obtain  each and every such  Consent  and to  resolve  the  impracticalities  of assignment referred to in SECTION 2.10(a) after the Closing; PROVIDED,  HOWEVER, that any related costs and expenses shall be borne by Purchaser.

     2.11.  THE CLOSING.  The Closing of the purchase and sale of the Assets and the consummation of the other transactions  contemplated by this Agreement shall take place as soon as reasonably  practicable after the date hereof and no later than  March 15,  2005,  at a date and time  mutually  agreeable  to the  parties hereto, but only after the satisfaction or waiver of the conditions set forth in
ARTICLE VI hereof,  at a location  mutually  agreeable  to the  parties  hereto.
Purchaser may, in its sole  discretion,  waive the requirement  that the Closing occur no later than March 15,  2005,  in which case the  Closing  shall occur no later than three days following such waiver,  but only after the satisfaction or waiver of the  conditions  set  forth in  ARTICLE  VI  hereof.  At the  Closing,
Purchaser and Sellers shall deliver or cause to be delivered the items necessary to convey, assign, transfer and deliver the Assets to Purchaser.

     2.12. DELIVERIES BY SELLERS.

     At the  Closing,  Sellers  shall  deliver,  or  cause to be  delivered,  to
Purchaser each of the following, duly executed by or on behalf of Sellers:

          (a) the  Instruments  of  Assignment  referred  to in  SECTION  2.7(a)
hereof;

          (b)  executed  copies of the  Consents  referred to in SECTION  6.1(b)
hereof;

          (c) the officer's certificate of Sellers referred to in SECTION 6.1(d)
hereof;

          (d) a copy of the Sale Approval  Order  referred to in SECTION  5.5(d)
hereof; and

          (e) a copy of the  Bankruptcy  Court's docket sheet for the Bankruptcy
Cases  evidencing  that  there has been no  appeal or stay of the Sale  Approval
Order.

     2.13. DELIVERIES BY PURCHASER.

     At the Closing, Purchaser shall deliver or cause to be delivered to Sellers each of the following, duly executed by or on behalf of Purchaser:

          (a) the cancellation and termination of any and all Debt Instruments;

          (b) the  Instruments  of  Assumption  referred  to in  SECTION  2.7(b)
hereof;

          (c)  executed  copies of the  Consents  referred to in SECTION  6.2(c)
hereof;

          (d) the  officer's  certificate  of  Purchaser  referred to in SECTION
6.2(e) hereof;

          (e)  copies  of  the  certificate  of  incorporation  and  by-laws  of
Purchaser; and

                                       11

          (f)  resolutions of the board of directors of Purchaser  approving and authorizing  the execution,  delivery and  performance of this Agreement and the transactions contemplated in connection herewith,  certified by the Secretary of
Purchaser as of the Closing Date,  together with a certificate  of the Secretary of Purchaser  as to the  incumbency  and  signature of the officers of Purchaser executing this Agreement and any  certificate or other documents to be delivered by them  pursuant  hereto,  together  with  evidence of the  incumbency  of such
Secretary.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Each of Sellers hereby  jointly and severally  represents and warrants to Purchaser as follows (all such  representations  and warranties are qualified by the Disclosure Schedule attached to this Agreement as EXHIBIT 1):

     3.1. ORGANIZATION AND QUALIFICATION. Each Seller is duly organized, validly existing and in good standing in the state of its  organization  (which state is set forth on SCHEDULE 3.1), with all necessary  corporate power and authority to own,  lease and operate its Assets and  Properties  and carry on its business as presently owned or conducted.

     3.2. AUTHORITY; NO BREACH.

          (a) Each of Sellers has all  requisite  power and authority to execute and deliver this Agreement and the Operative  Documents to which it is or shall, pursuant to this Agreement, be a party, and to perform, carry out and consummate the transactions  contemplated hereby and thereby.  The execution,  delivery and performance  of this  Agreement  and the  Operative  Documents to which it is or shall,  pursuant to this Agreement,  be a party have been duly authorized by all necessary  action on the part of each of  Sellers,  subject to  approval  by the
Bankruptcy Court. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers,  enforceable against Sellers in accordance with its terms.

          (b) Except with regard to the contemplated  approval and authorization of the Bankruptcy Court, and except as set forth on SCHEDULE 3.2(b), neither the execution and delivery of this  Agreement or any  Operative  Document by Sellers nor the consummation of any of the transactions  contemplated herein or therein, nor the full  performance  by each of Sellers of its  obligations  hereunder  or thereunder  do  or  will  (i)  violate  any  provision  of  the  certificate  of incorporation  or  by-laws of any of Sellers  or (ii)  conflict  with,  violate, result  in a breach of or  constitute  a  default  under  any writ,  injunction, statute, law, ordinance,  rule,  regulation,  judgment,  award, Permit,  decree, order, or process of any  Governmental  Entity to which any Seller or any Assets or Properties of any Seller are subject, except where such conflict,  violation, breach or default would not,  individually or in the aggregate,  have a Material
Adverse Effect.

     3.3.  TITLE TO  ASSETS.  Sellers  have good and  valid  title to all of the
Assets free and clear of any and all Encumbrances pursuant to Section 363 of the
Bankruptcy Code and any other applicable  sections of the Bankruptcy Code and as set forth in the Sale Approval Order. Upon the Closing and transfer to Purchaser

                                       12

of the Assets,  Purchaser shall receive good and marketable  title to all of the
Assets  free and clear of any and all  Encumbrances,  pursuant to Section 363 of the Bankruptcy Code and any other applicable sections of the Bankruptcy Code and as set forth in the Sale Approval Order.

     3.4.  ABSENCE OF UNDISCLOSED  LIABILITIES.  Except as set forth on SCHEDULE
3.4 and other than liabilities  arising in the ordinary course of business under the agreements set forth on SCHEDULE 3.9 (but excluding any liabilities  arising as a result of a breach by any Seller of any such agreement),  no Seller has any liabilities,  losses or obligations of any nature  (whether  absolute,  accrued,
fixed,  contingent,   liquidated,   unliquidated,  due  or  to  become  due,  or
otherwise),  except for  liabilities  as of  November  30,  2004 and  adequately reserved against therein in accordance with GAAP,  except to the extent any such liability,  loss or  obligation  would not,  individually  or in the  aggregate, reasonably be expected to have a Material Adverse Effect.

     3.5. ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on SCHEDULE
3.5,  since the Filing Date,  Sellers have owned and operated the Assets and the
Business in the  ordinary  course and  consistent  with past  practice.  Without limiting the generality of the foregoing,  since the Filing Date,  except as set forth on SCHEDULE 3.5:

          (a) the  Business  has not  experienced  any  change  which  has had a
Material  Adverse Effect or  experienced  any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect;

          (b) the  Business  has not suffered  any  material  loss,  damage,  or destruction  of  property  or Assets or other  casualty  to  property  or Assets
(whether or not covered by insurance);

          (c) no  Seller  has  suffered  any  loss  of  officers,  employees  or suppliers  which had or may  reasonably  be  expected  to  result in a  Material
Adverse Effect;

          (d)  Sellers  have not  subjected  any  portion  of the  Assets to any
Encumbrance except as disclosed on SCHEDULE 3.5;

          (e) no Seller has changed any accounting policy or method; and

          (f) no Seller has entered  into or  otherwise  committed to any of the foregoing.

     3.6. REAL PROPERTY ASSETS.

          (a) SCHEDULE  3.6(a)  contains a complete and correct list of all Real
Property owned by Sellers.  Sellers have good and  marketable  title to all such owned Real Property,  free and clear of all  Encumbrances,  except for (i) liens for current  Taxes not yet due and payable  and (ii)  Encumbrances  set forth on
SCHEDULE 3.6(a).

          (b) SCHEDULE  3.6(b)  contains a complete and correct list of all Real
Property leased by Sellers. Sellers have previously delivered to Purchaser true, complete  and  correct  copies of all lease  documents  to which any Seller is a party relating to such Real Property.

                                       13

     3.7. INTELLECTUAL PROPERTY.

          (a) Except as disclosed on SCHEDULE 3.7(a), one or more Sellers is the exclusive owner of all right, title and interest in and to each of the following that are being used in the Business as currently conducted:

               (i) all computer  programs  and  databases  and their  associated system and user documentation  (collectively,  the "SELLERS SOFTWARE  PRODUCTS")
set forth on SCHEDULE 3.7(a)(i);

               (ii) all  copyrights  and  copyright  registrations  set forth on
SCHEDULE 3.7(a)(ii);

               (iii) all patents and patent  applications  set forth on SCHEDULE
3.7(a)(iii);

               (iv) All trademarks,  service marks and tradenames  (collectively the "MARKS"), and the registrations of, and/or applications to register, any one or more of the Marks in  federal,  state or foreign  jurisdictions  set forth on
SCHEDULE 3.7(a)(iv); and

               (v) all Trade Secrets and other proprietary rights.

          The items referred to in subparagraphs (i) through (v) of this SECTION
3.7(a) are herein referred to collectively as the "SELLERS INTELLECTUAL PROPERTY
RIGHTS."

          (b)  SCHEDULE  3.7(b)  sets forth a list of all  license  and  similar agreements  between  Sellers and third parties,  under which Sellers are granted rights to the use, reproduction, distribution, manufacture, sale or licensing of items  embodying  the  patent,  copyright,  Trade  Secret,  trademark  or  other proprietary  rights of such third parties  (collectively,  the "SELLERS  LICENSE
RIGHTS").  The  Sellers  License  Rights and the Sellers  Intellectual  Property
Rights are sometimes collectively referred to as the "SELLERS RIGHTS."

          (c) SCHEDULE  3.7(c) sets forth a list of all  agreements  under which
Sellers  have granted any rights of whatever  nature to third  parties of, to or under  the  Sellers  Rights.  True,  correct  and  complete  copies  of all such agreements have been delivered to Purchaser.

          (d) No claims with  respect to the Sellers  Rights have been  asserted or, to the  knowledge  of any  Seller,  are  threatened  by any  Person.  To the knowledge of Sellers,  there has not been any infringement,  misappropriation or any other  unauthorized  use of any of the  Sellers  Rights by any third  party, employee,  consultant or former employee or consultant of Sellers, the result of which would reasonably be expected to be a Material Adverse Effect.

          (e) To the knowledge of Sellers, none of Sellers has, by reason of its use, license, sale or other distribution of the Sellers Rights or otherwise, nor has any Seller been alleged to have, infringed upon,  violated,  misappropriated
or  misused  any  intellectual   property  right  or  other   proprietary  right
(including, without limitation, any patent right, copyright, trade name or Trade
Secret) of any third party.

                                       14

     3.8. ACCOUNTS  RECEIVABLE.  Except as set forth on SCHEDULE 3.8, all of the accounts, notes and other receivables of Sellers (i) as of November 30, 2004 and
(ii) as of the date hereof, represent sales actually made in the ordinary course of business  consistent  with past  practice for goods or services  delivered or rendered in bona fide arm's-length transactions.

     3.9. CONTRACTS AND COMMITMENTS. Since November 1, 2004, except as set forth on SCHEDULE 3.9:

          (a) There are no agreements,  contracts,  or  commitments  under which
Sellers are currently providing materials or services related to the Business or
Assets,  written or oral, which either individually or in conjunction with other agreements, contracts or commitments with the same party, and in connection with the same  matter,  relate to  commitments  in excess of $50,000 per annum or are otherwise material to its business, operations or prospects;

          (b) None of Sellers has entered  into any (i)  employment  agreements,
(ii) employee non-competition  agreements,  or (iii) agreements or policies that contain any bonus, severance or termination pay liabilities or obligations;

          (c) None of Sellers  has entered  into any  collective  bargaining  or union contracts or agreements; and

          (d) None of  Sellers  has become a party to any  partnership  or joint venture agreement whether or not a separate legal entity is created thereby.

     3.10.  INSURANCE.  SCHEDULE  3.10  contains a true and complete list of all insurance  policies covering any of Sellers or otherwise held by or on behalf of it, indicating the type of coverage, name of insured, the insurer, the amount of coverage,  the deductibles,  the premium, and the expiration date. Except as set forth on SCHEDULE 3.10,  there are no pending claims under any insurance  policy listed on SCHEDULE 3.10.

     3.11. LITIGATION,  ETC. Except as set forth on SCHEDULE 3.11, there has not been in the  twenty-four  (24)  months  prior to the date  hereof,  nor is there currently, any claim, action, suit, inquiry,  proceeding or investigation of any kind or nature  whatsoever,  by or before  any court or  Governmental  Entity or other regulatory or administrative  agency or commission or tribunal pending or, to the  knowledge  of any  Seller,  threatened  against  or  involving  or  that reasonably  would be  expected to involve  any Seller or its  business,  Assets,
Properties,  officers or directors or that  questions or challenges the validity of this Agreement or any action taken or to be taken by such Seller  pursuant to this Agreement or in connection with the transactions contemplated hereby.

     3.12. COMPLIANCE WITH LAW; NECESSARY AUTHORIZATIONS.

          (a) Each of Sellers is duly complying and has duly complied in respect of its business,  operations,  Properties and Assets,  with all applicable laws,
rules,  regulations,   orders,  building  and  other  codes,  zoning  and  other
ordinances, Permits,  authorizations,  judgments and decrees of all Governmental
Entities,  except to the  extent  that any such  failure  to comply  would  not, individually or in the aggregate, have a Material Adverse Effect.

                                       15

          (b)  Each of  Sellers  has duly  obtained  all  Permits,  concessions, grants, franchises,  licenses and other governmental  authorizations,  Consents, and  approvals  necessary for the conduct of its business and each of Sellers is in compliance with all material terms of all the foregoing, except to the extent that  failure to comply  would not,  individually  or in the  aggregate,  have a
Material Adverse Effect;  except as set forth on SCHEDULE 3.12(b),  there are no proceedings  pending or, to the  knowledge of any Seller,  threatened  which may result in the revocation, cancellation,  suspension or modification thereof; and
except as set forth on SCHEDULE  3.12(b),  the  consummation of the transactions contemplated  hereby  will  not  result  in any such  revocation,  cancellation, suspension or  modification  nor require Sellers or Purchaser to make any filing or take any  action in order to  maintain  the  validity  of any item  listed on
SCHEDULE 3.12(b).

     3.13.  ENVIRONMENTAL  MATTERS. All of the operations of Sellers comply with all applicable Environmental Laws, except to the extent that any such failure to comply would not,  individually  or in the  aggregate,  have a Material  Adverse
Effect,  and none of Sellers are subject to any  Environmental  Liabilities that would, individually or in the aggregate, have a Material Adverse Effect.

     3.14. LABOR MATTERS. Except to the extent set forth on SCHEDULE 3.14:

          (a)  there  is no labor  strike,  or,  to the  knowledge  of  Sellers, dispute, grievance,  arbitration proceeding,  slowdown or stoppage, or charge of unfair labor practice actually pending or threatened against the Business;

          (b) None of  Sellers  has,  during the three  years  prior to the date hereof, experienced any work stoppage or other labor dispute; and

          (c) there are no charges or complaints of discrimination pending or to the knowledge of any Seller, threatened, before the Equal Employment Opportunity
Commission or any state or local agency with respect to Sellers.

     3.15. EMPLOYEE BENEFIT PLANS.

          (a) Except as set forth on SCHEDULE 3.15(a),  there are no Plans. With respect to each Plan,  as  applicable,  accurate and complete (i) copies of each written Plan (including all amendments  thereto),  (ii) written  descriptions of each oral Plan,  (iii)  copies of  related  trust or  funding  agreements,  (iv)
summary  plan  descriptions,  (v) copies of the most recent  annual  reports and actuarial  valuations  and (vi) copies of the most recent  determination  letter from the IRS for each Plan  intended to qualify  under Code Section  401(a) have been heretofore delivered to Purchaser.

          (b) Sellers, each ERISA Affiliate,  each Plan, and each "plan sponsor"
(within the meaning of Section  3(16) of ERISA) of each  "welfare  benefit plan"
(within the meaning of Section 3(1) of ERISA) has complied in all respects  with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of
ERISA.

                                       16

          (c) No  "reportable  event"  within the meaning of Section  4043(b) of
ERISA has occurred, and the consummation of the transaction contemplated by this
Agreement will not result in a reportable event.

          (d) With respect to each of the Plans on SCHEDULE 3.15(a):

               (i) each Plan  intended to qualify  under  Section  401(a) of the
Code has  received a  determination  letter  from the IRS to the effect that the
Plan is  qualified  under  Section  401 of the  Code  and any  trust  maintained pursuant thereto is exempt from federal income taxation under Section 501 of the
Code;

               (ii) all payments required by any Plan, any agreement,  or by law with respect to all periods through the date of the Closing shall have been made prior to the  Closing  (on a pro rata basis where such  payments  are  otherwise discretionary at year end) or appropriate  accruals  therefor have been provided for by Sellers;

               (iii) no "accumulated  funding deficiency" (within the meaning of
Section 302 of ERISA and Section 412 of the Code) has been incurred,  whether or not  waived,  and no excise or other  taxes have been or could be expected to be incurred or are due and owing with respect to the Plan because of any failure to comply with the minimum funding standards of ERISA and the Code;

               (iv) no claim,  lawsuit,  arbitration  or other  action  has been threatened,  asserted,  instituted, or anticipated against the Plans (other than non-material  routine  claims for  benefits,  and appeals of such  claims),  any trustee or fiduciaries  thereof,  Sellers,  any ERISA  Affiliate,  any director, officer,  or employee  thereof,  or any of the assets of any trust of the Plans;
and

               (v) no  "prohibited  transaction,"  within the meaning of Section
4975 of the Code and Section 406 of ERISA,  has occurred or is expected to occur with respect to the Plan (and the consummation of the transactions  contemplated by this Agreement will not constitute or directly or indirectly result in such a
"prohibited transaction").

     3.16.  FINDERS.  Except as set forth on SCHEDULE 3.16,  none of Sellers has taken any action  that,  Directly or  Indirectly,  would  obligate  Purchaser or
Sellers, to anyone acting as broker, finder, financial advisor or in any similar
capacity  in  connection  with  this  Agreement  or  any  of  the   transactions
contemplated hereby.

     3.17.  ASSETS OF BUSINESS.  The Assets represent  substantially  all of the assets of the Business required to operate the Business as currently conducted.

                                       17

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants as follows:

     4.1. ORGANIZATION AND QUALIFICATION. It is duly organized, validly existing and in good standing in its jurisdiction of organization.

     4.2.  AUTHORITY.  It has all  requisite  power and authority to execute and deliver this Agreement and to perform, carry out and consummate the transactions contemplated  hereby. The execution,  delivery and performance of this Agreement have been duly  authorized by all necessary  corporate  action on its part. This
Agreement has been duly executed and delivered by it and  constitutes its legal, valid and binding  obligation,  enforceable  against it in  accordance  with its terms.

     4.3. NO BREACH.  Neither the execution and delivery of this Agreement by it nor the  consummation  of the  transactions  contemplated  herein  and the  full performance  by it of its  obligations  hereunder  do or will:  (i)  violate any provision of its organizational  documents;  (ii) conflict with, violate, result in a breach of or constitute a default under any writ, injunction, statute, law, ordinance,  rule, regulation,  judgment, award, decree, order, or process of any
Governmental  Entity; or (iii) require it to obtain any Consent,  other than the
Consent of the Bankruptcy Court.

     4.4. POWERS; CONSENTS;  ABSENCE OF CONFLICTS. The execution,  delivery, and performance  of  this  Agreement  by  Purchaser  and  the  consummation  of  the transactions  contemplated  hereby by  Purchaser:  (a) are within its  corporate
powers,   are  not  in   contravention  of  the  terms  of  the  certificate  of
incorporation  or bylaws of  Purchaser,  and have  been duly  authorized  by all appropriate  corporate  action;  (b) do not and will not require any approval or consent of, or filing with, any governmental agency or authority; (c) do not and will not violate any statute, law, rule, or regulation to which Purchaser may be subject;  (d) do not and will not conflict  with,  or result in a breach of or a default under (with or without notice or lapse of time, or both),  any contract, agreement,  indenture,  mortgage,  deed of trust,  lease, or other instrument to which Purchaser is a party or by which Purchaser is bound or subject; and (e) do not and will not violate any  judgment,  order,  or decree of any court or other governmental  agency  or  authority  to which  Purchaser  may be  subject.  This
Agreement has been duly  executed and  delivered by Purchaser and  constitutes a valid and binding obligation of Purchaser,  enforceable against it in accordance with  its  terms,  subject  to  applicable  bankruptcy,  insolvency,  fraudulent conveyance,  reorganization,  moratorium,  and similar laws affecting creditors'
rights and remedies generally and general principles of equity.

     4.5. LITIGATION OR PROCEEDINGS.  There is no litigation or other proceeding pending or, to the knowledge of Purchaser or any of its  Affiliates,  directors, managers, officers,  employees,  agents, or representatives,  threatened against

                                       18

Purchaser  that could  reasonably  be expected to affect  adversely  Purchaser's ability to consummate the transactions contemplated by this Agreement.

     4.6.  FINANCIAL  CAPABILITY.  Purchaser  has  the  ability,  including  the financial capability,  to perform all of its obligations  hereunder,  including, without limitation, payment of the Purchase Price.

     4.7. BROKERS.  Purchaser has incurred no liability to any broker, finder or agent with respect to the payment of any commission  regarding the  consummation of the transactions  contemplated  hereby.  Purchaser agrees that any claims for
commissions,   fees  or  other  compensation,   including,  without  limitation,
brokerage  fees,  finder's  fees,  or  commissions  are  ever  asserted  against
Purchaser or Sellers in connection with this transaction,  all such claims shall be handled and paid by the party whose  actions form the basis of such claim and such  party  shall  indemnify  (with  counsel  reasonably  satisfactory  to  the party(ies) entitled to  indemnification)  and hold harmless from and against any and all such claims or demands  asserted by any person,  firm or  corporation in connection with the transaction contemplated hereby.

     4.8. "AS IS" "WHERE IS" PURCHASE.  Except for Sellers'  representations and warranties  contained  in Article  III above,  (i)  Sellers  have not made , and
Purchaser has not relied and will not rely, on any representations or warranties whatsoever,  express or  implied,  with  respect to any matter  relating  to the
Assets and (ii)  Purchaser  shall accept the Assets on an "AS IS" and "WHERE IS"
basis.

                                    ARTICLE V

                                    COVENANTS

     5.1. Conduct of the Business.

          (a) Prior to the Closing,  except (1) as set forth on SCHEDULE 5.1(a),
(2) as  required by  applicable  Laws,  (3) as  otherwise  contemplated  by this
Agreement or (4) with the prior written consent of Purchaser, Sellers shall:

               (i) conduct the Business only in the ordinary course;

               (ii) use its commercially  reasonable efforts to (A) preserve the
Assets and the present  business  operations,  organization  and goodwill of the
Business,  and  (B)  preserve  the  present  relationships  with  customers  and suppliers of the Business; and

               (iii) act in accordance  with the Bankruptcy  Court's  interim or subsequent final financing order.

                                       19

          (b) Except (1) as set forth on  SCHEDULE  5.1(b),  (2) as  required by applicable Laws, (3) as otherwise contemplated by this Agreement or (4) with the prior written  consent of Purchaser  (which  consent  shall not be  unreasonably withheld or delayed), Sellers shall not, solely as it relates to the Business:

               (i) make or rescind  any  material  election  relating  to Taxes, except as may be required by applicable  Laws or GAAP,  make any material change to any of their  methods  of  accounting  or  methods  of  reporting  income  or deductions for Taxes or accounting practice or policy from those employed in the preparation of its most recent Tax returns;

               (ii) subject any of the Assets to any Encumbrances  other than in connection with the Alpine Note and the Debtor in Possession Credit Facility;

               (iii)  acquire any  material  properties  or assets that would be
Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the  Assets  in  excess  of  $5,000  for any  individual  acquisition  or disposition and $50,000 for all  acquisitions and dispositions in the aggregate, provided,  however,  that any  disposition  of any Asset shall be for cash in an amount equal to such  Asset's fair market  value,  as  determined  by Sellers in their reasonable discretion; ;

               (iv)   enter   into  or  agree  to  enter   into  any  merger  or
consolidation  with, any corporation or other entity other than pursuant to this
Agreement;

               (v)  cancel or  compromise  any debt or claim or waive or release any material  right of Sellers that  constitutes an Asset except in the ordinary course of the Business,  other than as permitted by any order of the  Bankruptcy
Court;

               (vi) except for the Great Plains Financial Systems and supporting technology  related  thereto as reflected in Sellers'  business  plan for fiscal year 2005,  enter into any  commitment  for  capital  expenditures  in excess of
$5,000 for any  individual  commitment  and $50,000 for all  commitments  in the aggregate;

               (vii)  enter  into,  modify  or  terminate  (except  for labor or collective bargaining agreements that expire in accordance with their own terms)
any  labor  or  collective  bargaining  agreement  or,  through  negotiation  or otherwise, make any commitment or incur any liability to any labor organization;
or

               (viii)  terminate the employment,  other than for cause, of James
Taylor,  Andrew  Grant,  Joel Baker,  Rich Davis,  Mark Wells,  Richard  Seeber,
Herbert Reis, Brigante Hill and James Haskins.

     5.2. ACCESS. Sellers agree that, prior to the Closing Date, Purchaser shall be entitled,  through its officers,  employees and  representatives  (including,
without  limitation,   its  legal  advisors  and  accountants),   to  make  such
investigation  of the properties,  businesses and operations of the Business and such  examination  of the books and records of the Business,  the Assets and the
Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records at Purchaser's sole expense.  Any such  investigation and

                                       20

examination  shall be conducted  during regular  business hours upon  reasonable advance  notice  and under  reasonable  circumstances  and shall be  subject  to restrictions under applicable Laws. Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Sellers to cooperate with Purchaser and Purchaser's  representatives  in connection with such investigation and examination,  and Purchaser and its representatives shall cooperate with Sellers and its  representatives  and shall use their  reasonable efforts to minimize any disruption to the Business.

     5.3. FILINGS AND AUTHORIZATIONS. Each of Sellers and Purchaser, as promptly as  practicable,  (i) shall  make,  or cause to be made,  all such  filings  and
submissions  under  laws,  rules  and  regulations   applicable  to  it  or  its
Affiliates,  as may be  required to  consummate  the  transactions  contemplated herein,  in  accordance  with the terms of this  Agreement,  (ii)  shall use all commercially  reasonable  best efforts to obtain,  or cause to be obtained,  all authorizations,  approvals,  consents  and  waivers  from all  governmental  and non-governmental  Persons  necessary to be obtained by it or its Affiliates,  in order to consummate the transactions  contemplated  herein;  PROVIDED,  HOWEVER, that, any provision hereof to the contrary  notwithstanding,  Sellers shall have no  obligation  to:  (A) pay any  fee to any  third  party  for the  purpose  of obtaining  any Consent or any costs and  expenses  of any third party  resulting from the process of obtaining  such Consent or (B) sell any material  portion of the Business;  PROVIDED  FURTHER,  HOWEVER,  that neither  Purchaser nor Sellers shall be obligated to consummate the transactions contemplated by this Agreement absent the prior  approval of the  Bankruptcy  Court and neither  Purchaser  nor
Sellers  shall be obligated to modify the  Agreement in any material  respect to satisfy the Bankruptcy  Court, and (iii) shall use all  commercially  reasonable efforts to take, or cause to be taken,  all other actions  necessary,  proper or advisable  in order for it to fulfill  its  obligations  hereunder.  Sellers and
Purchaser  shall  coordinate and cooperate  with one another in exchanging  such information  and  supplying  such  reasonable  assistance  as may be  reasonably requested by each in connection with the foregoing.

     5.4. FURTHER ASSURANCES.  Simultaneous with the Closing, Sellers shall take such  steps as may be  necessary  to put  Purchaser  in  actual  possession  and operating  control  of the  Assets and the  Business.  At or after the  Closing,
Sellers  shall,  at  the  reasonable  request  of  Purchaser,   without  further
consideration,  promptly  execute  and  deliver,  or  cause to be  executed  and delivered,  to Purchaser  such  assignments,  bills of sale,  consents and other instruments  in  addition  to  those  required  by this  Agreement,  in form and substance reasonably satisfactory to Purchaser,  and take all such other actions as Purchaser may  reasonably  deem  necessary to implement any provision of this
Agreement  and to  transfer  to and  vest  in  Purchaser  title  to,  and to put
Purchaser  in  possession  of, all of the Assets,  free and clear of any and all
Encumbrances.

     5.5. BANKRUPTCY COVENANTS.

          (a) CURE OF DEFAULTS.  Purchaser  shall  promptly,  on or prior to the
Closing  Date,  cure any and all defaults and breaches and satisfy any liability or obligation arising from or relating to pre-Closing  periods under the Assumed
Contracts,  so that  such  Assumed  Contracts  may be  assigned  by  Sellers  to
Purchaser in accordance  with the  provisions  of Section 365 of the  Bankruptcy

                                       21

Code,  the Sale  Approval  Order,  any  other  orders  of the  Bankruptcy  Court effectuating  such  assignments,  and this  Agreement.  Upon the  assumption and assignment of the Assumed  Contracts by Sellers to  Purchaser,  Sellers shall be relieved  of all future  obligations  under the  Assumed  Contracts  pursuant to
Section 365(k) of the Bankruptcy Code.

          (b) MOTIONS,  ORDERS,  ETC. Sellers shall promptly  provide  Purchaser with the proposed final drafts of all documents,  motions,  orders, or pleadings that  Sellers  propose  to file with the  Bankruptcy  Court  that  relate to the approval of this Agreement or the consummation of the transactions  contemplated hereby, or any provision therein or herein,  and shall provide Purchaser and its counsel with a reasonable  opportunity to review and comment on such  documents, motions, orders, or pleadings.

          (c)  BIDDING  PROCEDURES  ORDER.  Sellers  and  Purchaser  hereby find acceptable and approve of the bidding  procedures  order,  including the bidding procedures  attached  thereto as Exhibit A, entered by the  Bankruptcy  Court on
January  13,  2005 and  annexed  hereto as  EXHIBIT 2 (the  "BIDDING  PROCEDURES
ORDER").  The Bidding  Procedures  Order sets forth,  among  other  things,  the earliest  available  date for a hearing to approve  the sale of the Assets  (the
"SALE HEARING") and authorizes  Sellers to conduct an auction (the "AUCTION") of the Assets in the event that  qualified  bids are  received  for the sale of the
Assets in accordance  with the Bidding  Procedures  Order and setting a date for such Auction.

          (d) SALE  APPROVAL  ORDER.  Without  limiting  the  generality  of the foregoing  SECTION 5.5(b),  the sale approval order,  substantially  in the form annexed  hereto as EXHIBIT 3 (the "SALE  APPROVAL  ORDER"),  shall be reasonably acceptable  in form and  substance to Purchaser  and shall  include  provisions, among other things (i) providing that Purchaser shall not incur any liability as a successor to the Business unless expressly assumed, (ii) approving the sale of the Assets to Purchaser on the terms and conditions set forth in this Agreement, or such  higher and better  terms and  conditions  offered at the  Auction,  and authorizing  Sellers to proceed with this  transaction,  (iii)  stating that any objections  timely filed with respect to the sale of the Assets,  which have not been  withdrawn,  are  overruled or the interests of such  objections  have been otherwise  satisfied or adequately  provided for by the Bankruptcy  Court,  (iv)
finding  that the  Purchase  Price  represents  fair value for the  Assets,  (v)
finding  that  the  sale  is in the  best  interests  of  Sellers'  estates  and creditors,  (vi) finding that Purchaser is a good faith  purchaser of the Assets under Section 363(m) of the  Bankruptcy  Code and that the provisions of Section
363(n) of the Bankruptcy  Code have not been violated,  (vii) providing that the sale of the Assets to  Purchaser  shall be free and clear of all liens,  claims, interests,  obligations  and  encumbrances  whatsoever  under Section 363 of the
Bankruptcy Code and any other applicable sections of the Bankruptcy Code, (viii)
providing that the Bankruptcy Court shall retain jurisdiction for the purpose of
enforcing  the  provisions  of  the  Sale  Approval  Order  including,   without
limitation,  compelling  delivery  of the  Assets to  Purchaser  and  protecting
Purchaser  against any liens,  claims,  interests,  obligations and encumbrances against Sellers or the Assets,  (ix) finding that there are no brokers  involved in consummating the sale and no brokers' commissions are due, (x) providing that the parties  hereto shall be  authorized to close this  transaction  immediately upon  execution of the Sale Approval Order pursuant to Rules 6004(g) and 6006(d)
of the Federal Rules of Bankruptcy  Procedure,  (xi)  authorizing  and directing
Sellers to execute,  deliver,  perform  under,  consummate  and  implement  this
Agreement,  together with all additional  instruments  and documents that may be reasonably necessary or desirable to implement the foregoing,  (xii) determining that Purchaser is not a successor to Sellers or otherwise  liable for any of the

                                       22

Excluded Liabilities or Excluded Assets and permanently enjoining each and every holder of any of the Excluded  Liabilities or Excluded  Assets from  commencing, continuing or otherwise pursuing or enforcing any remedy, claim, cause of action or  encumbrance  against  Purchaser or the Assets  related  thereto,  and (xiii)
finding that,  pursuant to Section  1146(c) of the  Bankruptcy  Code, the within transaction  is "in  contemplation  of a plan or plans of  reorganization  to be confirmed in the  Bankruptcy  Cases," and as such shall be free and clear of any and all  transfer  tax,  stamp tax or similar  taxes;  PROVIDED,  HOWEVER,  that
Purchaser's  obligations  hereunder shall not be conditioned on the findings set forth in clause (xiii).  Sellers shall use their best efforts to obtain entry of the Sale Approval Order.  Purchaser's obligations to consummate the transactions contemplated  herein shall be conditioned  upon the Bankruptcy  Court's entry of the Sale Approval Order in form and substance satisfactory to Purchaser.  To the extent  that there is any  inconsistency  between  this  paragraph  and the Sale
Approval Order, the Sale Approval Order shall govern.

          (e) ASSUMED  CONTRACTS.  Sellers shall not reject under Section 365 of the  Bankruptcy  Code,  waive or release  any of their  rights  under,  amend or otherwise modify any of the Assumed  Contracts without the prior written consent of Purchaser,  which consent shall not be unreasonably  withheld.  Sellers shall obtain an order or orders (which may include the Sale Approval  Order) in a form reasonably  satisfactory  to  Purchaser,  among other things (i)  approving  the assumption and assignment of the Assumed Contracts to Purchaser pursuant to, and subject to the provisions of, Section 365 of the Bankruptcy Code, (ii) providing that all defaults of Purchaser under the Assumed  Contracts  arising or accruing prior to the date of the  Closing  (without  giving  effect to any  acceleration clauses or any default  provisions  in such  contracts  of a kind  specified  in
Section  365(b)(2) of the  Bankruptcy  Code) have been cured or will be promptly cured by Purchaser so that Sellers  shall have no liability or  obligation  with respect to any default or  obligation  arising or accruing  prior to the date of the Closing or in respect of any cure  obligations,  except as may  otherwise be specifically  agreed as set forth in this Agreement,  such Assumed Contracts and cure  amounts are set forth on SCHEDULE  5.5(e),  and (iii)  providing  that the
Assumed  Contracts  shall be transferred to, and remain in full force and effect for the benefit of, Purchaser, notwithstanding any provision in any such Assumed
Contract or in applicable Law (including  those described in Sections  365(b)(2)
and (f) of the Bankruptcy Code) that prohibits,  restricts, or limits in any way such assignment or transfer.

          (f)  OTHER  BANKRUPTCY  COVENANTS.  Sellers  shall  promptly  make any filings,  take all  actions,  and use their  best  efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the sale of the  Assets,  subject to their  obligations  to comply  with any order of the
Bankruptcy  Court.  In the event an appeal is taken, or a stay pending appeal is requested,  from any of the foregoing  orders of the Bankruptcy  Court,  Sellers shall  promptly  notify  Purchaser  of such  appeal or stay  request  and,  upon
Purchaser's  request,  shall provide to Purchaser within two days after Sellers'
receipt thereof a copy of the related notice of appeal or order of stay. Sellers shall also provide  Purchaser  with written  notice of any motion,  application, brief or other  pleading  filed in  connection  with any appeal from any of such orders.

     5.6. APPORTIONED  OBLIGATIONS.  All real property Taxes,  personal property
Taxes and similar ad valorem obligations levied with respect to the Assets for a
taxable   period  that   includes  (but  does  not  end  on)  the  Closing  Date

                                       23

(collectively,  the  "APPORTIONED  OBLIGATIONS")  shall be  apportioned  between
Sellers  and  Purchaser  based  on the  number  of days of such  taxable  period included in the  Pre-Closing  Tax Period and the number of days of such  taxable period included in the Post-Closing Tax Period.  Sellers shall be liable for the proportionate  amount of such Taxes that is  attributable to the Pre-Closing Tax
Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the  Post-Closing  Tax Period.  Upon receipt of any bill for real or personal property Taxes relating to the Assets,  each of Sellers and
Purchaser  shall  present a statement to the other,  setting forth the amount of reimbursement  to which each is entitled  under this SECTION 5.6  together  with such supporting  evidence as is reasonably  necessary to calculate the proration amount.  The  proration  amount shall be paid by the party owing it to the other within ten (10) Business  Days after  delivery of such  statement.  In the event that either Sellers or Purchaser shall make any payment for which it is entitled to  reimbursement  under  this  SECTION  5.6,  the other  party  shall make such reimbursement  promptly but in no event later than ten (10)  Business Days after the  presentation of a statement  setting forth the amount of  reimbursement  to which  presenting  party is entitled along with such  supporting  evidence as is reasonably  necessary to calculate the amount of reimbursement.  Purchaser shall
notify  the  Sellers'   Representative  of  any  audit  or  examination  of  the
Apportioned  Obligations.  The Sellers'  Representative  shall have the right to participate in any such audit or examination  and Purchaser shall not settle any such audit or  examination  without the consent of the Sellers'  Representative, which consent shall not be unreasonably withheld.

     5.7. TAXES.  Except as otherwise  specifically  provided in this Agreement,
(i)  Sellers  shall pay all Taxes  payable  with  respect  to the Assets and the operations  of the Business for the  Pre-Closing  Tax Period and (ii)  Purchaser
shall pay all Taxes payable with respect to the Assets for the  Post-Closing Tax
Period.

     5.8.  CONSENTS.  Prior to  Closing,  Sellers  shall use their  commercially reasonable  best  efforts  to obtain,  or cause to be  obtained,  all  Consents, including but not limited to the Consents set forth on SCHEDULE 6.1(b).  Sellers shall be  responsible  for all costs and expenses  resulting  from securing each such Consent (including without  limitation,  any fee to any third party for the purpose of  obtaining  each such  Consent or any costs and expenses of any third party resulting from securing each such Consent).

     5.9.  WARN ACT.  Purchaser  intends to provide  job offers to a  sufficient number of  current  full-time  employees  of  Sellers,  at terms and  conditions substantially  similar  in the  aggregate  to those  presently  enjoyed  by such employees,  so as not to give rise to any  liability of Sellers under the Worker
Adjustment and Retraining  Notification Act of 1988, as amended, and any similar foreign,  state or local law, regulation or ordinance  (collectively,  the "WARN
ACT").  To the extent  that  Purchaser  elects  not to  provide  job offers to a sufficient number of current  full-time  employees of Sellers so as to give rise to any WARN Act  liability for Sellers,  Purchaser  shall give notice to Sellers within 10 days  after the  execution  of this  Agreement  of its  intent  not to provide job offers to a  sufficient  number of current  full-time  employees  of
Sellers.

     5.10. INVENTORY NOT OWNED BY SELLERS.  Sellers shall use their best efforts to cause  all  inventory,  equipment  or  component  parts  related  to  Assumed

                                       24

Contracts not owned by Sellers but within  Sellers'  control or possession to be transferred  to  Purchaser  on the  Closing  Date  provided  that all  costs and expenses related to such transfer shall be paid by Purchaser.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

     6.1.  CONDITIONS  PRECEDENT TO OBLIGATIONS OF PURCHASER.  The obligation of
Purchaser  under this Agreement to consummate the  transactions  contemplated by this Agreement on the Closing Date shall be subject to the  satisfaction,  at or prior to the Closing Date, of all of the following  conditions,  any one or more of which may be waived by Purchaser:

          (a)  PERFORMANCE BY SELLERS.  Each of Sellers shall have performed and complied in all material respects with all covenants and agreements  required to be  performed  or  complied  with by such  Person  hereunder  on or prior to the
Closing Date.

          (b)  CONSENTS.   All  Consents   required  in   connection   with  the
consummation of the transactions  contemplated by this Agreement and the Closing
(including  those set forth on  SCHEDULE  6.1(b)  hereto)  shall  have been duly obtained,  made or given and  shall be in full  force and  effect,  without  the imposition  upon Purchaser or Sellers of any condition,  restriction or required undertaking.

          (c) NO LEGAL PROHIBITION. No suit, action,  investigation,  inquiry or other  proceeding  by any  Governmental  Entity or other  Person shall have been instituted or threatened  which arises out of or relates to this  Agreement,  or the  transactions  contemplated  hereby  and no  injunction,  order,  decree  or judgment  shall have been issued and be in effect or  threatened to be issued by any  Governmental  Entity of  competent  jurisdiction,  and no statute,  rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect,  which in each case restrains or prohibits the consummation of the transactions contemplated hereby.

          (d)  CERTIFICATE.  Purchaser shall have received a certificate,  dated the Closing Date,  signed on behalf of Sellers by an officer of each of Sellers, to the effect that the conditions  set forth in SECTIONS  6.1(a) and 6.1(b) have been satisfied.

          (e) NO MATERIAL ADVERSE CHANGE.  No material adverse change shall have occurred in the business of Sellers and no other event, loss, damage,  condition or state of facts of any kind shall exist which has a Material Adverse Effect or can reasonably be expected to have a Material Adverse Effect.  The provisions of this SECTION 6.1(e) shall not apply to items that appear on SCHEDULE 3.5.

          (f) ENTRY OF ORDER;  APPEAL.  The Bankruptcy  Court shall have entered the Bidding  Procedures  Order in  accordance  with  SECTION  5.5(c) in the form attached hereto as SCHEDULE  6.1(f),  the Sale Approval Order in accordance with
SECTION  5.5(d),  and any other order in accordance with SECTION 5.5(e) relating to the assignment of the Assumed Contracts, all in form and substance reasonably acceptable  to  Purchaser,  and the Sale  Approval  Order and any other order in accordance  with  SECTION  5.5(e)  relating  to the  assignment  of the  Assumed

                                       25

Contracts,  shall not have been  stayed,  and shall have  become a Final  Order, unless  the  finality  of the Sale  Approval  Order is  waived by  Purchaser  in
Purchaser's  sole  discretion.  The term "FINAL ORDER" as used in this Agreement shall mean an order,  judgment or other decree, the operation or effect of which has not been  reversed,  stayed,  modified  or  amended  and any and all  appeal periods with respect to such order, judgment or other decree have expired.

          (g)  INSTRUMENTS  OF  ASSIGNMENT.  Purchaser  shall have  received the
Instruments  of Assignment  reasonably  necessary to vest in Purchaser  good and valid  title to the  Assets,  free and  clear of all  Encumbrances,  except  the
Assumed Liabilities.

     6.2.  CONDITIONS  PRECEDENT TO OBLIGATIONS OF SELLERS.  The  obligations of each of Sellers under this Agreement to consummate the transactions contemplated by this Agreement on the Closing Date shall be subject to the  satisfaction,  at or prior to the Closing  Date, of all of the  following  conditions,  any one or more of which may be waived by Sellers:

          (a)  PERFORMANCE  BY  PURCHASER.  Purchaser  shall have  performed and complied in all material respects with all covenants and agreements  required to be performed or complied with by them hereunder on or prior to the Closing Date.

          (b) CONSENTS.  All Consents  required in connection  with the purchase and sale of the Assets and the Closing  shall have been duly  obtained,  made or given and shall be in full force and effect.

          (c) NO LEGAL PROHIBITION. No suit, action,  investigation,  inquiry or other  proceeding  by any  Governmental  Entity or other  Person shall have been instituted or threatened which arises out of or relates to this Agreement or the transactions  contemplated  hereby and no injunction,  order, decree or judgment shall  have  been  issued  and be in effect  or  threatened  to be issued by any
Governmental  Entity  of  competent  jurisdiction,   and  no  statute,  rule  or
regulation shall have been enacted or promulgated by any Governmental Entity and be in effect,  which in each case restrains or prohibits the consummation of the transactions contemplated hereby.

          (d)  CERTIFICATE.   Sellers'  Representative  shall  have  received  a
certificate, dated the Closing Date, signed on behalf of Purchaser by an officer of Purchaser, to the effect that the conditions set forth in SECTIONS 6.2(a) and
6.2(b) have been satisfied.

          (e) ENTRY OF ORDER;  APPEAL.  The Sale Approval  Order shall have been entered by the Bankruptcy Court and shall not have been stayed.

          (f)  INSTRUMENTS  OF  ASSUMPTION.  Sellers  shall  have  received  the
Instruments  of  Assumption   reasonably   necessary  to  evidence   Purchaser's
assumption of and agreement to pay and discharge the Assumed Liabilities.

                                       26

                                  ARTICLE VII

                                  NON-SURVIVAL

     7.1.  NON-SURVIVAL OF REPRESENTATIONS  AND WARRANTIES.  All representations and warranties  contained in ARTICLES III and IV shall expire  concurrently with the effectiveness of the transactions at Closing.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1.  TERMINATION.  This Agreement may be terminated,  and the transactions contemplated herein may be abandoned:

          (a) any time  before  the  Closing,  by mutual  written  agreement  of
Sellers and Purchaser;

          (b) any time  before the  Closing,  by  Sellers,  on the one hand,  or
Purchaser,  on the other hand,  (i) in the event of a material  breach hereof by any  non-terminating  party if such  non-terminating  party  fails to cure  such breach  within five (5)  Business  Days  following  notification  thereof by the terminating party or (ii) upon notification to the non-terminating  party by the terminating  party that the  satisfaction  of any  condition to the  terminating party's  obligations  under this Agreement  becomes  impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party;

          (c) by Purchaser, upon five (5) Business Days' prior written notice to the  Sellers'  Representative,  if (i)  Purchaser  is not  determined  to be the
Winning Bidder (as defined in, and in accordance  with,  the Bidding  Procedures
Order) upon the conclusion of the Auction,  (ii) the Sale Approval Order and any
other order in accordance  with SECTION 5.5(e) relating to the assignment of the
Assumed  Contracts  shall not have been entered  within three (3) Business  Days following  the date of the Sale Hearing or (iii) the Closing has not taken place within the time period set forth in SECTION 2.11 of this  Agreement,  other than by reason of a material breach of this Agreement by Purchaser; or

          (d) by Sellers,  upon five (5) Business  Days' prior written notice to
Purchaser,  if the Closing has not taken place  within the time period set forth in SECTION 2.11 of this Agreement,  other than by reason of a material breach of this Agreement by Sellers.

The time  periods  for  termination  of this  Agreement  set  forth in  SECTIONS
8.1(c)(iii)  and 8.1(d) may be extended by mutual  written  agreement of Sellers and Purchaser without further order of the Bankruptcy Court.

                                       27

     8.2. EFFECT OF TERMINATION.

     If this  Agreement  is validly  terminated  pursuant to SECTION  8.1,  this
Agreement will forthwith become null and void, and there will be no liability or obligation  on the  part of any  party  (or any of  their  respective  officers, directors,  employees, partners, agents or other representatives or Affiliates), except  as  provided  in the  next  succeeding  sentence  and  except  that  the provisions in SECTIONS  8.3, 8.16 and 8.21 will continue to apply  following any such termination.  Upon termination of this Agreement  pursuant to SECTIONS 8.1,
Sellers  will remain  liable to  Purchaser  for any breach of this  Agreement by
Sellers  existing at the time of such  termination,  and  Purchaser  will remain liable to Sellers for any breach of this Agreement by Purchaser  existing at the time of such termination.  Failure of any party to satisfy any of the conditions set forth in SECTIONS 6.1 or 6.2 of this Agreement  shall not be deemed a breach of this  Agreement  by such party  except to the extent that such  failure  also constitutes a breach of a representation, warranty or covenant.

     8.3.  EXPENSES.  Except as otherwise  set forth  herein,  each party hereto shall pay its own expenses  (including legal,  accounting and other professional
fees)  incurred  in  connection   with  this  Agreement  and  the   transactions
contemplated hereby.

     8.4.  AMENDMENT.  This Agreement may not be modified,  amended,  altered or supplemented  except by a written  agreement  executed by Purchaser and Sellers.
Notwithstanding  the  foregoing,  from  time to time up to the  time of the Sale
Hearing  Date,  Purchaser  shall  have the  right  to  supplement  or amend  the following  schedules  attached  to this  Agreement,  in its  sole  and  absolute discretion:  SCHEDULE 2.1(f) and SCHEDULE 2.1(n).  In addition,  SCHEDULE 2.2(d)
may be  amended  and  supplemented  by  Purchaser,  in  its  sole  and  absolute discretion, up to 10 calendar days prior to the Sale Hearing Date.

     8.5.  ENTIRE  AGREEMENT.  This  Agreement,  together  with the Exhibits and
Schedules hereto and the instruments and other documents  delivered  pursuant to this  Agreement,  contain the entire  agreement  of the parties  relating to the subject  matter  hereof,  and  supersede all prior  agreements,  understandings, representations,  warranties and covenants of any kind between the parties.  All others are specifically waived.

     8.6.  WAIVERS.  Waiver by any party of any  breach of or  failure to comply with any  provision of this  Agreement by the other party shall not be construed as, or constitute,  a continuing  waiver of such  provision,  or a waiver of any other  breach  of, or  failure  to comply  with,  any  other  provision  of this
Agreement.  No waiver of any such breach or failure or of any term or  condition of this  Agreement  shall be effective  unless in a written notice signed by the waiving party and delivered,  in the manner required for notices  generally,  to each affected party.

     8.7.  NOTICES.  All notices  and other  communications  hereunder  shall be validly given or made if in writing,  (i) when delivered  personally (by courier service or otherwise),  or (ii) when actually  received if mailed by first-class certified or  registered  United  States mail or  recognized  overnight  courier service,  postage-prepaid  and return receipt  requested,  and all legal process with  regard  hereto  shall be validly  served when  served in  accordance  with applicable  law, in each case to the address of the party to receive such notice

                                       28

or other  communication  set forth below,  or at such other address as any party hereto  may  from  time  to time  advise  the  other  parties  pursuant  to this
Subsection:

           If to Sellers:

                 Datatec Systems, Inc.
                 1275 Alderman Drive
                 Alpharetta, Georgia 30005
                 Telephone:  (770) 667-8488
                 Attention:  William J. Adams, Jr.
                             Interim Chief Executive Officer

           with a copy to:

                 Olshan Grundman Frome Rosenzweig  & Wolosky LLP
                 Park Avenue Tower
                 65 East 55th Street
                 New York, New York 10022
                 Telephone:  (212) 451-2300
                 Telecopier: (212) 451-2222
                 Attention:  Robert H. Friedman, Esq.

           and

                 Lowenstein Sandler P.C.
                 65 Livingston Avenue
                 Roseland, New Jersey 07068
                 Telephone:  (973) 597-2500
                 Telecopier: (973) 597-2309
                 Attention:  Bruce D. Buechler, Esq.

           If to Purchaser:

                 Eagle Acquisition Partners, Inc.
                 c/o Reed Smith LLP
                 435 Sixth Avenue
                 Pittsburgh, Pennsylvania 15219
                 Telephone:  (412) 288-3131
                 Telecopier: (412) 288-3063
                 Attention:  Paul M. Singer, Esq.

     8.8.  COUNTERPARTS.   This  Agreement  may  be  executed  in  two  or  more
counterparts,  each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

                                       29

     8.9.  GOVERNING  LAW.  All  disputes  arising  out of or  related  to  this
Agreement,   including,   without  limitation,   any  dispute  relating  to  the
interpretation,  meaning or effect of any provision hereof,  will be resolved in the  Bankruptcy  Court and the parties  hereto will each submit to the exclusive jurisdiction of the Bankruptcy  Court for the purposes of adjudicating  any such dispute,  to the extent the  jurisdiction of the Bankruptcy Court is applicable.
If the jurisdiction of the Bankruptcy Court is not applicable, any legal action, suit or proceeding arising out of or relating to this Agreement,  each and every agreement and instrument  contemplated  hereby or the transactions  contemplated hereby and thereby  shall be  instituted  in any Federal  court of the  Southern
District of New York.  This  Agreement  shall be governed  by and  construed  in accordance with the internal laws of the State of New York (i.e., without regard to its conflicts of law rules).

     8.10. BINDING EFFECT; THIRD PARTY BENEFICIARIES; ASSIGNMENT. This Agreement
shall be binding  upon,  inure to the  benefit  of, and be  enforceable  by, the parties  hereto  and their  respective  legal  representatives,  successors  and permitted  assigns.  Except as expressly set forth herein,  nothing expressed or referred to in this  Agreement  is intended  or shall by  construed  to give any
Person  other than the  parties to this  Agreement,  or their  respective  legal representatives, successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Neither party may assign this Agreement nor any of its rights hereunder, other than any right to payment of a  liquidated  sum,  nor  delegate any of its obligations  hereunder,  without the prior written consent of the other,  except that Purchaser may assign its rights under this Agreement to any Affiliate or to any Person  providing  financing for the  transaction.  Purchaser may assign the
Assets to any of its Subsidiaries or Affiliates.

     8.11.  SEVERABILITY.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining  provisions hereof, and any such prohibition or  unenforceability  in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any  such  provision,  to the  extent  invalid  or  unenforceable,  shall be replaced  by a valid  and  enforceable  provision  which  comes  closest  to the intention of the parties underlying such invalid or unenforceable provision.

     8.12.  SPECIFIC  PERFORMANCE.  Notwithstanding  anything  to  the  contrary contained  herein,  each party hereto  acknowledges  that money damages would be incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach  would cause the other party  hereto  irreparable harm.  Accordingly,  each party  hereto  also agrees  that,  in the event of any breach or threatened  breach of the  provisions of this Agreement by such party, the other  party  hereto  shall be  entitled  to  equitable  relief  without the requirement  of  posting  a bond or  other  security,  including  in the form of injunctions and orders for specific performance.

     8.13. HEADINGS.  The headings contained in this Agreement are for reference purposes only and shall not modify define,  limit, expand or otherwise affect in any way the meaning or interpretation of this Agreement.

                                       30

     8.14. NO AGENCY. Except as provided in SECTION 8.15 hereof, no party hereto shall be deemed  hereunder to be an agent of, or partner or joint venturer with, any other party hereto.

     8.15.  SELLERS'  REPRESENTATIVE.  Each Seller hereby  irrevocably  appoints
Datatec  Systems,  Inc. (the "SELLERS'  REPRESENTATIVE")  as its true and lawful attorney-in-fact  and agent, with full power of substitution or  resubstitution, to act solely  and  exclusively  on behalf of such  Seller  with  respect to any matters  relating  to this  Agreement  and any  document,  certificate  or other agreement  to be executed and  delivered by or on behalf of any Seller  pursuant hereto,  with the full power,  without the consent of Sellers or any of them, to exercise as it in its sole discretion deems appropriate,  all of the powers that any  Seller  could  exercise  under  the  provisions  of this  Agreement  or any document,  certificate or other  agreement to be executed and delivered by or on behalf of any Seller pursuant  hereto,  including,  without  limitation,  to (i)
accept  and give  notices  hereunder  or  thereunder  on behalf of any or all of
Sellers,  (ii) consent to any  modification  or  amendment  hereof or thereof or
(iii)  give  any   waiver  or  consent   hereunder   or   thereunder.   Sellers'
Representative does hereby accept such appointment.  Purchaser shall be entitled
to  rely  exclusively  upon  such  notices,   waivers,   consents,   amendments,
modifications and other acts of the Sellers' Representative as being the binding acts of Sellers or any of them,  and Purchaser  shall be entitled to deliver any notices,  payments or other items  required to be  delivered by it to any Seller hereunder  or  thereunder  only to the  Sellers'  Representative,  and any  such delivery  shall be fully  effective as if it were made  directly to any relevant
Seller.  Sellers' Representative shall not effect any substitution for itself as the Sellers'  Representative  without the prior  written  consent of  Purchaser, which consent  shall not be  unreasonably  withheld.  In the event that Sellers'
Representative  is dissolved or merged out of existence,  Sellers shall promptly designate a new Sellers' Representative.

     8.16. PUBLIC AND PRIVATE ANNOUNCEMENTS. Prior to Closing, neither Purchaser nor any  Seller  will  issue or cause the  publication  of any press  release or otherwise  make  any  public  and/or  private  statement  with  respect  to  the transactions  contemplated  hereby  without  the prior  written  consent  of the parties hereto,  except with regard to certain negotiations or communications by
Sellers  with any or all  competing  bidders as  contemplated  under the Bidding
Procedures  Order,  provided,  that any party  hereto  may make a public  and/or private  announcement  to the extent  required by law,  judicial  process or the rules,  regulations or interpretations of the Securities and Exchange Commission or any national securities exchange.

     8.17.   PRESERVATION  AND  ACCESS  TO  RECORDS  AFTER  CLOSING.   Purchaser
acknowledges that following the Closing Date,  Sellers or a statutory  committee or trustee  appointed  under either Chapter 11 or 7 of the  Bankruptcy  Code may need  access to  information  or  documents  in the  control  or  possession  of
Purchaser for the purposes of concluding the transactions  contemplated  hereby, audits,  compliance with  governmental  requirements  and  regulations,  and the prosecution  or defense  of claims.  Accordingly,  Purchaser  agrees  that until
Debtors'  Bankruptcy  Cases are closed,  it shall make  reasonably  available to
Sellers,  their  representatives,  agents or  independent  auditors,  and/or any governmental  agencies  or  authorities  designated  by  Sellers,  upon  written request,  consistent with  applicable  law, or a statutory  committee or trustee appointed under either Chapter 11 or 7 of the Bankruptcy Code and at the expense of the  requesting  party,  such  documents and  information as may be available relating to the Business for periods prior and subsequent to the Closing Date to

                                       31

the  extent   necessary  to  facilitate   concluding  the   transaction   herein
contemplated, audits, compliance with governmental requirements and regulations, and the  prosecution or defense of claims or other causes of action  retained by
Sellers or a statutory committee or trustee appointed under either Chapter 11 or
7 of the Bankruptcy Code.  Subsequent to the Closing Date,  Purchaser shall make available to Sellers' Representative and its counsel Sellers' books and records, for the purposes of, inter alia,  (i) complying with the terms of this Agreement or applicable  law and (ii) resolving all claims  against  Sellers  scheduled or filed in the  Bankruptcy  Cases and any claims to which  Sellers  have  retained liabilities. Notwithstanding the foregoing, Purchaser may destroy or discard all information  or documents in its control or  possession  following  the one year anniversary  of the Closing Date  provided,  however,  that until such time that
Debtors'  Bankruptcy  Cases are  closed,  Purchaser  shall  provide  counsel  to
Sellers, the creditors' committee or any trustee subsequently appointed, 45 days written notice of the proposed  destruction  and grant them the  opportunity and access to take possession of all or a portion of Seller's books and records.

     8.18.  SELLERS'  KNOWLEDGE   QUALIFICATIONS.   Whenever  Sellers  make  any
representation,  warranty or other  statement  to Sellers'  knowledge,  Sellers'
knowledge  means the  knowledge,  after due inquiry,  of each of the persons set forth on SCHEDULE 8.18 hereto.

     8.19.  ACCOUNTING TERMS. Any accounting terms used in this Agreement shall, unless otherwise defined in this Agreement, have the meaning ascribed thereto by
GAAP.

     8.20.  INTERPRETATION.  In this  Agreement,  unless  a  contrary  intention appears,  (i) the words  "herein",  "hereof" and  "hereunder" and other words of similar  import  refer to this  Agreement  as a whole and not to any  particular
Article,  Section  or  other  subdivision,  and  to any  certificates  delivered pursuant hereto; and (ii) reference to any Article or Section means such Article or Section hereof.

     8.21.  CONFIDENTIALITY.  Prior to  Closing,  any  information  obtained  or derived by Purchaser as a result of its due diligence review shall be maintained strictly  confidential,  shall be used solely for the purposes  contemplated  by this  Agreement,  and shall not be  disclosed  to any third party  except to the extent that such disclosure is specifically  required by law.  Purchaser further agrees  that,  not less than five (5)  Business  Days  prior to  disclosing  any confidential information pursuant to the first sentence of this SECTION 8.21, it will inform Sellers of the circumstances requiring disclosure,  unless providing such disclosure is itself prohibited by law.

                                       32

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  DATATEC SYSTEMS, INC.

                                  By: /s/ William J. Adams, Jr.
                                     -----------------------------------
                                      Name:  William J. Adams, Jr.
                                      Title: Interim CEO

                                  DATATEC INDUSTRIES, INC.

                                  By: /s/ William J. Adams, Jr.
                                     -----------------------------------
                                      Name:  William J. Adams, Jr.
                                      Title: Interim CEO

                                  EAGLE ACQUISITION PARTNERS, INC.

                                  By: /s/ Vernon C. Holden
                                     ------------------------------------
                                      Name:  Vernon C. Holden
                                      Title: Secretary and Treasurer

                                       33

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

                                       i

ARTICLE V  COVENANTS       19

ARTICLE VII  NON-SURVIVAL  27

                                       ii

                                      iii